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                                                                     Exhibit 4.1

                    STOCK FOR SERVICES COMPENSATION PLAN 2005

                               KODIAK ENERGY, INC.
                             A DELAWARE CORPORATION

The Board of Directors of Kodiak Energy, Inc. hereby adopts the following plan for compensation of service providers with common stock in lieu of cash. This Plan is adopted as of this date of November 9, 2005.

1. Purposes of the Plan. This Corporation requires the services of its officers and consultants to assist in the transition from development stage to operational stage of its corporate business, and further in the early operational stage with a view to achieving profitability; however, this Corporation does not enjoy the ability to provide cash compensation for all of its needs. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to officers and services providers, either initially, to secure necessary services, or later, to settle employee salaries, invoices and billings with stock in lieu of cash. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to services providers, as incentives to provide services.

2. Definitions. As used herein, the following definitions shall apply:

         (a) "The Act", and the "1933 Act", means the Securities Act of 1933.

         (b) "Administrator" means the Board of Directors, or any of its Committees as shall be designated by the Board to administer the Plan, in accordance with Section 4 of the Plan.

         (c) "Applicable Laws" means the requirements relating to the administration of stock option plans under United States Federal and state corporate laws, Federal and state securities laws, the Internal Revenue Code or Rules of any stock exchange or quotation system on which the Common Stock of the issuer is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

         (d) "Board" means the Board of Directors of the Company.

         (e) "Code" means the Internal Revenue Code of 1986, as amended.

         (f) "Common Stock" means the common stock of the Company.

         (g) "Company" means Kodiak Energy, Inc. a Delaware Corporation.

         (h) "Consultant" means any person, including attorneys, who: (1) advise the issuer on business strategy; (2) arranges a bank credit for the issuer; (3) who is retained to perform management functions traditionally performed by an employee; (4) an attorney who serves as counsel to the issuer, unless the participation involves a securities offering as part of promotional scheme of the issuer's securities; (5) assists the issuer in identifying acquisition targets; (6) assists the issuer in structuring mergers or other acquisitions in which securities are issued as consideration, unless the acquisition involves a promotional scheme of the issuer's securities.

         (i) "Director" means a member of the Board.

         (j) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

         (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (i) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:


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                  (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                  (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                  (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

         (j) "Issuer" means Kodiak Energy, Inc. a Delaware Corporation.

         (l) "Reporting Company" means either one with a class of securities registered under Sections 12(b) or 12(g), and also includes a company which reports in accordance with Section 15(d) of the Securities Exchange Act of 1934, and further, in any case, that such company is current in its annual and quarterly filing requirements, and is not at such time subject to Comments by the Staff of the Commission with respect to any such filing, or to any Registration Statement.

         (m) "Non-Reporting Company" means one which is not a Reporting Company as defined hereinabove.

         (n) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated there under.

         (o) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (p) "Plan" means this Stock for Services Plan.

         (q) "Restricted Stock" means shares of stock acquired pursuant to a Restricted Stock Agreement, voluntarily, or Restricted Securities as defined by Rule 144(a), Reg. 230.144(a).

         (r) "Service Provider" means an Employee, Officer, Director or Consultant of the Issuer, its parent or subsidiary.

         (s) "Share" means a share of the Common Stock.

         (t) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, owned or controlled by issuer. defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. The stock subject to this Plan is Class A Common Stock.

4. The Plan. Accordingly, the Administrator may recommend to the Board, and the Board may compensate actual Service Providers with stock, by agreement and in accordance with applicable law, in lieu of cash, and in accordance with the following provisions of this Plan, and all applicable law, and this Plan is adopted as corporate policy, until and unless amended or rescinded by the Board.

         (a) Non-Reporting Issuer. If at the time of any proposed issuance pursuant to this Plan, Corporation be a non-reporting company, the Board of Directors shall offer shares only pursuant to Section 4(2) of the 1933 Act, as Restricted Securities and New Investment Shares, as defined by Rule 144(a). Offers or issuances pursuant to the exemption of Rule 701 (Reg.230.701)) are not within the scope of this Plan.

         (b) Reporting Issuer. If at the time of any proposed issuance pursuant to this Plan, this Corporation be a reporting company, the Administrator may elect to offer shares pursuant to Registration under the Securities Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as



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      required by applicable law or rule of the Commission, or such greater restriction as may be agreed to by the parties.

         (c) 1933 Act Registration. In the event that shares are offered or issued pursuant to 1933 Act Registration, using From S-8 (or its equivalent as the Commission may from time to time provide, all requirements for the use of such form and procedure shall be observed and complied with; principally, among others: (i) The Corporation shall be a reporting company; (ii) Shares shall be offered and/or issued only to natural persons; and (iii) Capital formation or fund raising activities shall not be included in the concept of actual services provided, within this Plan.

         (d) Valuation of Shares. If a real and liquid market exists for the issuance of shares, on any public trading medium or exchange, the shares shall be valued in reasonable relation to the market price at which the shares could be sold. If no public market exists for the shares offered or issued, or if only a technical but inactive or illiquid market exits, the reasonable value of the shares shall be determined by actual commercial conditions for private transactions in shares that cannot be resold in brokerage transactions.

         (e) Full Compliance. Nothing contained herein shall authorize, and notwithstanding anything contained herein shall be deemed to authorize, anything other than full compliance with all applicable laws and regulations, as in force and effect at the time of any offer or issuance of securities.

         (f) Non-Qualified Plan. This Plan is not intended to qualify for any special tax treatment under the Code. Shares issued pursuant to this Plan shall be the equivalent of payment in cash for services, at their fair market value.

         (g) Services Invoiced. Services to be compensated by issuance of stock shall be specifically invoice and proper records of such services maintained in the corporate records. Future services for stock may be compensated according to a written agreement.

         (h) Voluntary Restriction. In any case, whether the Issuer be reporting or non-reporting, shares may offered pursuant to Restrictive Stock Agreement. Such voluntary or agreed restrictions may be greater than those imposed by applicable law.

 4. Administration of the Plan. The Plan shall be administered by the Board or such Committee as the Board may constitute or designate for such purposes. The Plan may be administered by different Committees with respect to different groups of Service Providers; provided that no shares shall be issued pursuant to this plan, and no Registration of shares shall be made pursuant to this Plan, with the final or ultimate action and direction of the Board.

Execution. This Plan is now signed by all of the Directors of this Corporation, on behalf of the Corporation, attesting to the adoption of this Plan.

Kodiak Energy, Inc.
Dated: December 13, 2005



/s/ Mark Hlady
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Mark Hlady
CEO/DIRECTOR







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